EXHIBIT 99.1

Agenus Reports Fourth Quarter and Year End 2011 Financial Results and Corporate Updates

  In the First Quarter 2012, Agenus Increased Its Cash Position by Approximately $18 Million
  Agenus to Host Conference Call Beginning at 11 am ET Today

LEXINGTON, Mass., March 5, 2012 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN) reported today its results for the fourth quarter and year ended December 31, 2011. The company reported a net loss attributable to common stockholders of $6.2 million, or $0.29 per share, basic and diluted, for the fourth quarter of 2011, compared with a net loss attributable to common stockholders in the fourth quarter of 2010 of $2.6 million, or $0.16 per share, basic and diluted. Our 2010 net loss attributable to common stockholders included non-cash, non-recurring gains totaling $4.7 million.

For the year ended December 31, 2011, the company incurred a net loss attributable to common stockholders of $24.1 million, or $1.21 per share, basic and diluted, compared with a net loss attributable to common stockholders of $22.7 million, or $1.41 per share, basic and diluted, for the comparable period in 2010.

The company's net cash burn (cash used in operating activities plus capital expenditures and dividend payments) for the year ended December 31, 2011 was $17.1 million compared to $15.7 million for the same period in 2010. The 2011 net cash burn figure reflects primarily the company's efforts to support the Prophage Series vaccines. Our 2010 cash burn figure is net of non-recurring business development payments and tax credits totaling $2.7 million. Cash and cash equivalents were $10.7 million as of December 31, 2011. Subsequent to the end of the year, the company raised $9.0 million through an expanded agreement with GlaxoSmithKline (GSK), $6.25 million through a license of non-core technologies and $2.8 million in equity issuances. Collectively, these activities have increased the company's cash position by approximately $18 million from the year-end 2011 cash position of $10.7 million.

"In the past year we have seen an acceleration of advances in the field of immunology and cancer vaccines and both of our technology platforms are poised to benefit from this very exciting new trend," stated Garo Armen, Ph.D., chairman and CEO of Agenus. "This year will be transforming with significant clinical milestones as our partners expect pivotal data from at least four key clinical programs that incorporate QS-21 during the next year or so."

Business Highlights for 2011

  In June 2011, positive Phase 2 Prophage Series G-200 data for recurrent glioma were presented in a poster presentation at the 47th Annual Meeting of the American Society of Clinical Oncology (ASCO). Results from this trial showed that 93% of the patients were alive at ≥ 26 weeks after surgery with a median overall survival of 11 months (47.6 weeks).
  In September 2011, positive results from a randomized, four-arm placebo-controlled Phase 1 study of HerpV, a recombinant (off-the-shelf) therapeutic vaccine for the treatment of genital herpes, which contains QS-21, were published in the peer-reviewed journal Vaccine. This study is the first to demonstrate that heat shock proteins complexed to viral antigens induce an antigen-specific T cell response in humans.
  In October 2011, the New England Journal of Medicine published positive results of a Phase 3 trial of GSK Biologicals' RTS,S malaria vaccine candidate containing the Company's QS-21 Stimulon® adjuvant*. QS-21 is a component of AS01B, which is GSK Biologicals' proprietary adjuvant system used in RTS,S.
  In December 2011, Agenus and NewVac LLC (a subsidiary of ChemRar), announced a license, development and manufacturing technology transfer agreement for Agenus' Oncophage® (HSPPC-96; vitespen) vaccine. Oncophage is approved in Russia for the treatment of adjuvant renal cell carcinoma (kidney cancer) in patients at intermediate risk of recurrence. Under the agreement, Agenus has granted NewVac an exclusive license to manufacture, market and sell Oncophage as well as pursue a development program of Oncophage in combination with NewVac's co-adjuvant technology in the Russian Federation and CIS countries. Agenus is entitled to receive payment for supply of Oncophage and/or royalties upon Oncophage product sales, and potential milestone payments.

Between Agenus and its partners, 18 programs are in clinical development, including many programs that contain QS-21 Stimulon® adjuvant*. QS-21 is being studied in clinical trials for 15 vaccine programs. They include:

  Phase 3: GSK's RTS,S for malaria**
  Phase 3: GSK's MAGE-A3 CI for selected patients with resected melanoma**
  Phase 3: GSK's MAGE-A3 CI for selected patients with resected non-small cell lung cancer**
  Phase 3: GSK's Herpes Zoster for shingles**
  Phase 2: Janssen's*** ACC-001 for Alzheimer's disease

Agenus' pipeline programs include:

  Phase 2: Prophage Series G-100 for newly diagnosed glioma
  Phase 2: Prophage Series G-200 for recurrent glioma
  Phase 2-Ready: HerpV (contains QS-21) for genital herpes

Saponin Platform: QS-21 Stimulon®Adjuvant

QS-21 Stimulon adjuvant is designed to strengthen the body's immune response to a vaccine's antigen, thus making it more effective. QS-21 has become a critical component in the development of investigational preventive vaccine formulations across a wide variety of infectious diseases, and appears to be essential for several investigational therapeutic vaccines intended to treat cancer and degenerative disorders. Licensees of QS-21 include GSK, Janssen Alzheimer Immunotherapy, and Integrated Biotherapeutics. Agenus is generally entitled to receive milestone payments as QS-21-containing programs advance, as well as royalties for 10 years after commercial launch.

Data from Phase 3 pivotal trials of four GSK vaccine candidates, which include MAGE-A3 Cancer immunotherapeutic (CI) for selected patients with non-small cell lung cancer and melanoma, RTS,S for malaria, and Herpes Zoster for shingles, are anticipated to be released over the next year or so.

QS-21 Stimulon® Adjuvant and RTS,S Phase 3 Data for Malaria

The GSK Phase 3 trial for RTS,S was conducted at 11 trial sites in seven countries across sub-Saharan Africa in 6,000 children aged 5 to17 months. Results of the study demonstrated that RTS,S provided young African children with significant protection against clinical and severe malaria – reducing risk by 56 percent and 47 percent, respectively, for the 12-month period following vaccination. Malaria is responsible for close to 800,000 deaths each year, most of whom are children under five in sub-Saharan Africa.

The efficacy and safety results in 6 to 12 week-old infants from the ongoing RTS,S Phase 3 trial are expected by the end of 2012. The RTS,S malaria vaccine candidate is still under development and will be subject to the evaluation of the benefits and risks by regulatory authorities before being made available. It is anticipated that the RTS,S malaria vaccine candidate could be available as early as 2015.

HSP Platform: The Prophage Series G Cancer Vaccines

The Prophage Series G vaccines (HSPPC-96; vitespen) are being studied in two different settings of glioma: newly diagnosed and recurrent disease. Glioma is the deadliest form of brain cancer with an average survival of six to 14 months.

Data from the Phase 2 trial of Prophage Series vaccine, G-200, in recurrent glioma was presented at the 2011 ASCO Annual Meeting. Results from this trial showed that 93% of the patients were alive at ≥ 26 weeks after surgery with a median overall survival of 11 months (47.6 weeks). Importantly, measures of immune response post-vaccination with Prophage Series G-200 demonstrated a significant localized tumor-specific CD8+ T cell response as well as innate immune responses as marked by a significant increase in levels of circulating NK cells. Overall survival results from this trial support advancement of Prophage Series G-200 into a randomized study using a combination regimen.

A Phase 2 trial testing the Prophage Series vaccine, G-100, in patients with newly diagnosed glioma is actively enrolling with approximately 27 patients treated. In this trial, G-100 is being used on top of the standard of care, which includes Temodar (Merck; temozolomide) and radiation. It is believed that the efficacy of G-100 could potentially be enhanced through this combination regimen. Please refer to www.clinicaltrials.gov for additional details on the study, including the status of participating centers.

The company continues to explore development and commercial partnerships for the Prophage Series cancer vaccines on both a global and regional basis.

HSP Platform: Recombinant Series HerpV

HerpV is the most advanced HSV-2 vaccine currently in clinical development for the treatment of genital herpes. Agenus plans to initiate a Phase 2 trial of HerpV in the second half of 2012 that will measure the effect of vaccination on viral shedding in individuals infected with HSV-2. Experts in HSV-2 clinical research believe that a reduction in viral shedding could translate into the clinical benefit of a reduction in recurrent outbreaks.

In a four-arm, Phase 1 study, 35 HSV-2 seropositive patients received HerpV (designated in the study as AG-707 plus QS-21), AG-707, QS-21 alone, or placebo. Patients received three treatments at two-week intervals. The vaccine was well tolerated, with injection site pain as the most common reported adverse event.

All patients who were evaluable for immune response and received HerpV showed a statistically significant CD4+ T cell response (100%; 7/7) to HSV-2 antigens as detected by IFN gamma Elispot, and the majority of those patients demonstrated a CD8+ T cell response (75%; 6/8).

Conference Call and Web Cast Information

Agenus executives will host a conference call at 11:00 a.m. Eastern Time today. To access the live call, dial 877.475.3568 (domestic) or 678.809.3092 (international); the access code is 54303509. The call will also be webcast and will be accessible from the company's website at www.agenusbio.com/webcast/.  A replay will be available approximately two hours after the call through midnight Eastern Time on September 5, 2012.  The replay number is 855.859.2056 (domestic) or 404.537.3406 (international), and the access code is 54303509. The replay will also be available on the company's website approximately two hours after the live call.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. For more information, please visit www.agenusbio.com.

The Agenus logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8187

Forward-Looking Statement

This earnings release contains forward-looking statements, including statements regarding clinical trial activities; data, results and timelines of the company and its licensees and collaborators; potential revenue streams from its partnering and licensing arrangements, and the cash position of the company. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, physicians, patients, and our existing and potential licensees and collaborators; the possibility that clinical trial results will not be favorable; the inability to secure favorable partnering arrangements; the ability to raise capital and finance future activities and maintain our listing on the NASDAQ Capital Market; Agenus' dependence on its collaborative partners to successfully develop and commercialize products; the possibility that the first right to negotiate granted to GSK might adversely affect our ability to effect a change of control transaction, and the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended September 30, 2011. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus' business and securities, investors should give careful consideration to these risks and uncertainties.

*QS-21 Stimulon adjuvant and the related agreements, and HerpV are assets of Antigenics Inc., a wholly owned subsidiary of Agenus Inc.

**QS-21 is a component of certain GSK adjuvant systems.

***Janssen Alzheimer Immunotherapy, a wholly owned subsidiary of Johnson & Johnson.

Stimulon and Oncophage are registered trademarks of Agenus Inc. and its subsidiaries.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010

Revenue	$ 644	$ 994	$ 2,756	$ 3,360

Operating expenses:
Cost of goods sold	--	--	--	123
Research and development	2,856	2,796	11,023	12,878
General and administrative	2,710	3,154	10,820	12,112

Operating loss	(4,922)	(4,956)	(19,087)	(21,753)

Other income (expense), net	(1,098)	2,540	(4,190)	(154)

Net loss	(6,020)	(2,416)	(23,277)	(21,907)

Dividends on Series A convertible preferred stock	(197)	(197)	(790)	(790)

Net loss attributable to common stockholders	$ (6,217)	$ (2,613)	$ (24,067)	$ (22,697)

Per common share data, basic and diluted:
Net loss attributable to common stockholders	$ (0.29)	$ (0.16)	$ (1.21)	$ (1.41)
Weighted average number of common shares outstanding, basic and diluted	21,519	16,771	19,899	16,108

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	December 31, 2011	December 31, 2010

Cash and cash equivalents	$ 10,748	$ 19,782
Total assets	19,808	30,907
Total stockholders' deficit	(20,831)	(14,707)
CONTACT: Media and Investor Contact:
         Jonae R. Barnes
         Vice President
         Investor Relations and
         Corporate Communications
         jonae.barnes@agenusbio.com
         617-818-2985